Exhibit 99.1

AT MATHSTAR:
James. W. Cruckshank
Vice President, Administration and Chief Financial Officer
(503) 726-5500

FOR IMMEDIATE RELEASE

MathStar, Inc. Receives Delisting Warning Letter From NASDAQ

HILLSBORO, OREGON, Jan. 7, 2008 — MathStar, Inc. (NASDAQ: MATH), a fabless semiconductor company specializing in high-performance programmable logic, announced that today that on January 4, 2008, it received a delisting warning letter from The NASDAQ Stock Market notifying it that the Company’s closing price per share for its common stock was below the $1.00 minimum bid price for 30 consecutive trading days. As a result, MathStar no longer meets the requirements for continued listing on The NASDAQ Global Market and has 180 calendar days, or until July 2, 2008, to regain compliance. During this 180-day period, MathStar’s shares will continue to trade on The NASDAQ Global Market.

To regain compliance, the closing bid price of the Company’s common stock must remain at or above $1.00 for a minimum of 10 consecutive business days prior to the end of the 180 calendar day compliance period. The Company may also be eligible for an additional 180 calendar day compliance period by transferring to The NASDAQ Capital Market. If the Company does not regain compliance by the end of the compliance period (or any extension thereof) and chooses not to appeal the decision of The NASDAQ Stock Market to delist its common stock, MathStar’s common stock will be delisted from The NASDAQ Global Market.

About MathStar, Inc.

MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar’s Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar’s Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.